Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Third Quarter Results

Revenue increases 14% to $327 million

Segment Adjusted EBITDA increases 14% to $29 million

Anticipates Closing of $542 Million Acquisition of Ames True Temper in 4Q10

NEW YORK, NEW YORK, August 2, 2010 — Griffon Corporation (NYSE: GFF) today reported financial results for the third quarter ended June 30, 2010.

Quarterly revenue totaled $327 million, increasing 14% compared to $287 million reported in the 2009 quarter.  Segment adjusted EBITDA grew 14% to $29 million, compared to $26 million in the prior year quarter; segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges and the benefit (loss) of debt extinguishment.

Net income for the quarter was $5.0 million or $0.08 per diluted share, compared to $6.1 million or $0.10 per diluted share in the 2009 quarter. The 2010 quarter included $1.0 million net of tax or $0.02 per diluted share of restructuring charges in connection with the consolidation of Building Products’ manufacturing facilities; there were no comparable charges in the prior year quarter.  The 2009 quarter included favorable discrete period tax adjustments of $1.6 million or $0.03 per diluted share.  Excluding the restructuring charges and the discrete period tax adjustments from the respective 2010 and 2009 quarterly results, net income in the third quarter 2010 would have been $5.9 million or $0.10 per diluted share compared $4.6 million or $0.08 per diluted share in the prior year, a growth rate of 25%.

Ron Kramer, Chief Executive Officer, commented, “We are pleased with the results of our third quarter, which demonstrate continued growth in both revenue and EBITDA in each segment of our business. In particular, we are excited by the strong performance shown by Building Products, which continues to benefit from our repositioning and restructuring activities.  We are also pleased to see significant revenue and market share gains in our specialty plastics business.  Telephonics captured significant new contracts and is well-positioned for renewed growth and an extension of our leadership position.”

Mr. Kramer continued, “In late July, we announced the acquisition of Ames True Temper or ATT for $542 million for which the arranged financing is collateralized by Clopay and ATT assets.  ATT is the leading North American manufacturer and marketer of non-powered lawn and garden tools, wheelbarrows, and other outdoor work products to the retail and professional markets.  We are excited about the growth opportunities ATT has both in North America and around the world.  We are confident that this transaction will provide significant initial value to our shareholders as well as enhance our ability to grow for the long-term.   We look forward to closing this transaction before the end of September 2010.”

The Company noted that, on October 1, 2009, it adopted the new accounting standard which requires the liability and equity components of convertible debt instruments to be separately accounted for using the Company’s nonconvertible debt rate. Adoption of this standard must be applied retrospectively; as a result, the prior year’s third quarter income from continuing operations and net income were each reduced by $0.8 million and the related diluted earnings per share by $0.02.

Results of Operations

Clopay Plastic Products

Plastics revenue increased $28 million, or 29%, compared to the prior year quarter. The increase was primarily due to higher volume from new customer wins and expanded programs with existing customers as well as by higher customer selling prices driven by the pass through of higher resin costs.

For the quarter ended June 30, 2010, Segment operating income increased by $2 million, or 40%, compared to the prior year quarter.  The benefit of the improved volume in the current quarter was partially offset by the negative impact of higher resin costs not yet passed through to customers in the form of higher selling prices.

Clopay Building Products

Building Products revenue increased 6%, or $6 million, to $104 million compared to the prior year quarter.  The increase was primarily driven by higher residential door volume, partially offset by the continued effects of the weak commercial construction market.

Segment operating income increased $2 million, or 276% compared to the prior year quarter.  The operating performance was driven by the increased volume, improved plant absorption and lower product costs driven by the various restructuring activities undertaken over the past several quarters.

Building Products’ facilities consolidation project remains on schedule, with expected completion in early calendar 2011.

Telephonics

Telephonics revenue increased $6 million, or 7%, to $100 million compared to the prior year quarter, primarily attributable to the Crew 3.1 contract.

Segment operating income of $10 million was essentially flat with the prior year quarter, and operating profit margin decreased 80 basis points to 9.7% from the prior year quarter.  This was primarily due to the CREW 3.1 sales, which contributed a lower average gross margin than other parts of the Telephonics portfolio.

During the quarter, Telephonics was awarded several new contracts and received incremental funding on current contracts totaling $73 million.  Contract backlog was $405 million at June 30, 2010 with 64% expected to be realized in the next 12 months.

During the quarter, Telephonics received notification that it had been selected as the provider of the maritime surveillance radar system on the Fire Scout, the U.S. Navy’s Vertical Take-off and Landing Unmanned Aerial Vehicle. This is expected to be a significant, long-term program and more details will be provided when available.

Unallocated Expenses

For the quarter ended June 30, 2010, unallocated expenses include approximately $0.3 million of costs incurred in connection with evaluating various acquisition opportunities; there was no comparable expense in the prior year quarter.

Balance Sheet and Capital Expenditures

Cash and equivalents at June 30, 2010 totaled $352 million. Total debt outstanding at June 30, 2010 was $199 million, for a net cash position of $153 million. Capital expenditures in the third quarter were $9 million and are expected to be approximately $40 - $45 million for the full year 2010.

On July 19, 2010, substantially all of the $50 million of outstanding 2023 Notes were put to the Company at par and settled.

Conference Call Information

The Company will hold a conference call today, August 2, 2010, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-4018 (U.S. participants) or 1-201-689-8471 (International participants).  Callers should ask to be connected to Griffon Corporation’s third quarter fiscal 2010 teleconference.

A replay of the call will be available starting today, August 2, 2010 at 7:30 PM ET by dialing 1-877-660-6853 (U.S.) or 1-212-612-7415 (International). The replay account number is 3055 with access code 354605.  The replay will be available through August 16, 2010.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the planned acquisition of ATT; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company.

•                  Telephonics Corporation’s high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on the Company and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(Unaudited)

(in thousands)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2010	2009	2010	2009
REVENUE
Telephonics	$100,413	$94,126	$320,222	$271,520
Building Products	104,325	98,497	286,051	286,566
Plastics	122,288	94,762	339,887	307,720
Total consolidated net sales	$327,026	$287,385	$946,160	$865,806

INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment operating profit (loss):
Telephonics	$9,783	$9,908	$27,400	$23,538
Building Products	2,406	639	5,553	(15,595)
Plastics	6,691	4,780	12,138	16,894
Total segment operating profit	18,880	15,327	45,091	24,837
Unallocated amounts*	(8,247)	(6,281)	(22,138)	(15,489)
Gain (loss) from debt extinguishment, net	—	184	(6)	4,488
Net interest expense	(3,679)	(2,628)	(10,124)	(9,524)

Income before taxes and discontinued operations	$6,954	$6,602	$12,823	$4,312

*Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Revenue	$327,026	$287,385	$946,160	$865,806
Cost of goods and services	252,671	221,099	732,454	686,588
Gross profit	74,355	66,286	213,706	179,218

Selling, general and administrative expenses	61,650	58,376	187,666	170,449
Restructuring and other related charges	1,489	38	3,720	38
Total operating expenses	63,139	58,414	191,386	170,487

Income from operations	11,216	7,872	22,320	8,731

Other income (expense)
Interest expense	(3,760)	(2,971)	(10,459)	(10,534)
Interest income	81	343	335	1,010
Gain (loss) from debt extinguishment, net	—	184	(6)	4,488
Other, net	(583)	1,174	633	617
Total other income (expense)	(4,262)	(1,270)	(9,497)	(4,419)

Income before taxes and discontinued operations	6,954	6,602	12,823	4,312
Income tax provision (benefit)	1,965	513	1,620	(1,767)
Income from continuing operations	4,989	6,089	11,203	6,079

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	(26)	4	143	1,055
Income tax provision (benefit)	(5)	(45)	54	354
Income (loss) from discontinued operations	(21)	49	89	701
Net income	$4,968	$6,138	$11,292	$6,780

Basic earnings per common share:
Income from continuing operations	$0.08	$0.10	$0.19	$0.10
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	0.08	0.10	0.19	0.12

Weighted-average shares outstanding	59,018	58,700	58,944	58,673

Diluted earnings per common share:
Income from continuing operations	$0.08	$0.10	$0.19	$0.10
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	0.08	0.10	0.19	0.12

Weighted-average shares outstanding	60,154	59,097	59,897	58,862

Note:  Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net income.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)	At September 30,
	At June 30, 2010	2009

CURRENT ASSETS
Cash and equivalents	$351,633	$320,833
Accounts receivable, net of allowances of $4,654 and $4,457	176,928	164,619
Contract costs and recognized income not yet billed, net of progress payments of $6,104 and $14,592	62,719	75,536
Inventories, net	147,278	139,170
Prepaid and other current assets	36,328	39,261
Assets of discontinued operations	1,568	1,576
Total Current Assets	776,454	740,995
PROPERTY, PLANT AND EQUIPMENT, net	226,941	236,019
GOODWILL	89,983	97,657
INTANGIBLE ASSETS, net	28,033	34,211
OTHER ASSETS	20,039	29,132
ASSETS OF DISCONTINUED OPERATIONS	5,132	5,877
Total Assets	$1,146,582	$1,143,891

CURRENT LIABILITIES
Notes payable and current portion of long-term debt net of debt discount of $83 and $2,820	$51,892	$78,590
Accounts payable	134,923	125,027
Accrued and other current liabilities	65,009	61,120
Liabilities of discontinued operations	4,568	4,932
Total Current Liabilities	256,392	269,669
LONG-TERM DEBT, net of debt discount of $23,197 and $0	123,874	98,394
OTHER LIABILITIES	70,906	78,837
LIABILITIES OF DISCONTINUED OPERATIONS	7,807	8,784
Total Liabilities	458,979	455,684
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	687,603	688,207
Total Liabilities and Shareholders’ Equity	$1,146,582	$1,143,891

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,292	$6,780

Adjustments to reconcile net income to net cash provided by operating activities:

Income from discontinued operations	(89)	(701)
Depreciation and amortization	29,357	31,404
Long-term debt discount	3,402	3,286
Stock-based compensation	4,447	3,042
Provisions for losses on account receivable	1,619	646
Amortization/write-off of deferred financing costs	915	499
Loss (gain) from debt extinguishment, net	6	(4,488)
Deferred income taxes	(4,768)	(2,584)
Change in assets and liabilities:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(5,747)	14,785
(Increase) decrease in inventories	(11,611)	16,412
Decrease in prepaid and other assets	1,161	14,647
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	17,639	(42,299)
Other changes, net	571	511
Net cash provided by operating activities	48,194	41,940

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(26,581)	(20,563)
Increase in equipment lease deposits	(1,040)	(330)
Net cash used in investing activities	(27,621)	(20,893)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	—	7,257
Proceeds from issuance of long-term debt	100,000	10,879
Payments of long-term debt	(81,050)	(55,805)
Increase in short-term borrowings	—	(796)
Financing costs	(4,145)	(559)
Purchase of ESOP shares	—	(4,370)
Exercise of stock options	299	—
Tax benefit from exercise of options/vesting of restricted stock	99	—
Other, net	192	465
Net cash provided by (used in) financing activities	15,395	(42,929)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities of discontinued operations	(449)	(1,111)
Net cash used in discontinued operations	(449)	(1,111)

Effect of exchange rate changes on cash and equivalents	(4,719)	635

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	30,800	(22,358)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	320,833	311,921
CASH AND EQUIVALENTS AT END OF PERIOD	$351,633	$289,563

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

The following is a reconciliation of operating income, which is a GAAP measure of Griffon’s operating results, to segment operating income and segment adjusted EBITDA. Management believes that the presentation of segment operating income, segment EBITDA and segment adjusted EBITDA is appropriate to provide additional information about the Company’s reportable segments. Segment operating income and segment adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability of the Company, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, segment operating income and segment adjusted EBITDA are not intended to be measures of cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

	Three months ended June 30,		Nine months ended June 30,
(in thousands)	2010	2009	2010	2009

Telephonics
Segment operating income	$9,783	$9,908	$27,400	$23,538
Depreciation and amortization	1,985	1,620	5,398	4,650
Segment adjusted EBITDA	11,768	11,528	32,798	28,188

Clopay Building Products
Segment operating income (loss)	2,406	639	5,553	(15,595)
Depreciation and amortization	2,046	3,546	7,229	10,032
Restructuring charges	1,489	38	3,720	38
Segment adjusted EBITDA	5,941	4,223	16,502	(5,525)

Clopay Plastic Products
Segment operating income	6,691	4,780	12,138	16,894
Depreciation and amortization	5,027	5,239	16,473	16,248
Segment adjusted EBITDA	11,718	10,019	28,611	33,142

All segments:
Income from operations - as reported	11,216	7,872	22,320	8,731
Unallocated amounts	8,247	6,281	22,138	15,489
Other, net	(583)	1,174	633	617
Segment operating income	18,880	15,327	45,091	24,837
Segment depreciation and amortization	9,058	10,405	29,100	30,930
Restructuring charges	1,489	38	3,720	38
Segment adjusted EBITDA	$29,427	$25,770	$77,911	$55,805

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.